Exhibit 99.1

NAPCO Announces Results for Third Quarter & Nine Months Ended March 31, 2015

-Q3 Alarm Division Recurring Revenues Grow 46%-
-Management to Host Conference Call Today at 11 a.m.-

AMITYVILLE, N.Y., May 11, 2015 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NSSC), one of the world's leading solutions providers and manufacturers of high-technology electronic intrusion security, connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its third fiscal quarter ended March 31, 2015.

Highlights:

•	Net sales for the third quarter of $17.9 million, up 4% from the same quarter last year. Net sales for the first nine months of $54.8 million, up 4% from the same period last year.
•	Sales of the Company's door-locking products increased 10% in the third quarter as compared to the same quarter a year ago. Sales of these products increased 5% in the nine months ended March 31, 2015 as compared to the same period a year ago.
•	Alarm Division recurring revenue for the third quarter increased 46% and grew sequentially by 6%. Growth for the nine months was up 58% as compared to the same period last year.
•	Income before taxes for the quarter decreased by 39% to $421,000 as compared to $686,000 last year. Income before taxes for the nine months increased by 33% to $1,656,000 as compared to $1,244,000 last year.
•	Earnings per share (diluted) for the third quarter decreased by 33% to $0.02 as compared to $0.03 for the same quarter a year ago. Earnings per share (diluted) for the nine months increased by 33% to $0.08 as compared to $0.06 for the same quarter a year ago.
•	During the nine months ended March 31, 2015 NAPCO repurchased 398,717 shares of its common stock pursuant to a repurchase plan, which provides for repurchasing up to one million shares of the Company's common stock.
•	Debt, net of cash, has been reduced by $27.0 million from $35.9 million to $8.9 million since acquiring Marks in August of 2008.

Richard Soloway, Chairman and President, said, "Despite one of the most severe winters on record for the Northeast, which is our largest geographic market, NAPCO turned in solid revenue growth of 4% and an increase in recurring revenue from our Alarm Division of 46%. Our investments in the introduction and marketing of a number of new and exciting products with recurring revenue streams are paying off. As those products become a larger part of our revenue mix, our business model will become increasingly more resilient to external forces such as poor weather. Furthermore, our gross margins, which have improved to more than 30% for the first nine months of the year, will continue to expand, driving our earnings and creating value for shareholders."

Mr. Soloway added, "During the third quarter, we successfully launched our CDMA version of the Starlink™ alarm communicator, featuring Verizon service. This effort will considerably expand our footprint and fuel substantial future growth in the lucrative subscription-based alarm communication category as dealers continue the process of replacing obsolete 2G radios. In June, NAPCO will take another step in growing our service revenue business when we launch an impressive, full line of commercial fire alarm communicators, also under the StarLink brand name. This entry will firmly place us in the burgeoning fire alarm communicator category as the traditional phone line communication of fire alarms is replaced with more advanced and reliable CDMA signaling."

Mr. Soloway continued, "We continue to drive sales growth in the education vertical, driven by our innovative suite of LockDown™ access control locking solutions. From the cost-effective LocDown intruder lock, by Marks, which enables a teacher to lock their classroom door safely from inside the classroom and out of harm's way, to Alarm Lock's Networx™ wireless  locking systems, which can lock-down an entire campus in seconds, we are playing a significant role in protecting our schools in the event of an active-shooter incident.

"Another rapidly growing vertical that is generating considerable increases in door-locking volume is the health care market. Our Marks LifeSaver™ locking line provides unique, effective anti-ligature protection for behavioral institutions, veteran's hospitals, interrogation rooms and holding cells. The innovative design of this product helps institutions prevent patients from harming themselves."

Mr. Soloway stated, "As the Connected Home category continues to grow, traditional residential alarm dealers are expanding their offerings beyond the installation of security alarms. The iBridge™ Connected Home Dealer Program targets those dealers who want to take advantage of this connected home revolution, and provides installation companies with home automation focused technical and sales training, customized sales materials, web-page content, internet advertising and consumer leads. We experienced a 27% increase in the number of iBridge Connected Home dealers during the quarter."

Mr. Soloway concluded: "Looking ahead, as we enter our fourth fiscal quarter, which has historically been our strongest in terms of revenues and net income, we are committed to leveraging our substantial earnings power and the ability to execute our strategy of rolling out new, recurring revenue products that reduce seasonality in our business and drive a higher margin revenue mix.. The typically higher sales volumes in the fourth quarter generate increased profitability, covering fixed costs that remain constant throughout the year. We expect this trend to continue and are looking forward to significant growth in both revenues and profitability as we head into the end of this fiscal year."

Financial Results

Net Sales for the three months ended March 31, 2015 increased 4% to $17.9 million, as compared to $17.3 million for the same period one year ago. Net Sales for the nine months ended March 31, 2015 increased 4% to $54.8 million, as compared to $52.9 million for the same period one year ago. Selling, general and administrative expenses for the quarter were $4.9 million, or 27.2% of sales, as compared to $4.6 million, or 26.4% of sales, for the same period in 2014. Selling, general and administrative expenses for the nine months were $14.9 million, or 27.2% of sales, as compared to $13.9 million, or 26.4% of sales, for the same period in 2014. The increase was due primarily to additional sales staff and advertising expenditures to support ongoing product introductions.

Operating income for the three months ended March 31, 2015 decreased 36% to $477,000 as compared to $749,000 for the same quarter a year ago. Operating income for the nine months ended March 31, 2015 increased 22% to $1,819,000 as compared to $1,493,000 for the same period a year ago. Adjusted EBITDA* for the three months ended March 31, 2015 decreased 28% to $870,000 as compared to $1,200,000 for the same quarter last year. Adjusted EBITDA* for the nine months ended March 31, 2015 increased 10% to $3,063,000 as compared to $2,787,000 for the same period a year ago (*see table attached).

Net income for the three months ended March 31, 2015 decreased 39%, to $395,000 or $0.02 per share as compared to $650,000 or $0.03 per share for the same quarter last year. Net income for the nine months ended March 31, 2015 increased 32%, to $1,505,000 or $0.08 per share as compared to $1,141,000 or $0.06 per share for the same quarter last year.

Balance Sheet Summary

At March 31, 2015, the Company had $1.7 million in cash and cash equivalents a decrease of $0.8 million compared to $2.5 million at June 30, 2014. NAPCO had working capital of $32.3 million as compared with working capital of $33.4 million at June 30, 2014. Current ratio was 4.6:1 at March 31, 2015 and at June 30, 2014. Debt, net of cash, was $8.9 million at March 31, 2015 and $9.3 at June 30, 2014.

Conference Call Information

Management will conduct a conference call at 11 a.m. today, May 11, 2015. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on May 11, 2015 and ending on May 18, 2015 at 11:59 p.m. ET. For the replay, please dial 1-877-870-5176 domestically, or 1-858-384-5517 for international callers, and use the replay access code 13608278. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com or by visiting http://public.viavid.com/player/index.php?id=114342.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	June 30, 2014
	(unaudited)	(audited)
ASSETS	(in thousands, except for share data)
CURRENT ASSETS
Cash and cash equivalents	$1,675	$2,483
Accounts receivable, net of reserves and allowances	14,622	16,904
Inventories	22,886	21,443
Prepaid expenses and other current assets	1,283	989
Income tax receivable	115	121
Deferred income taxes	799	739
Total Current Assets	41,380	42,679
Inventories - non-current	4,005	3,567
Deferred income taxes	854	1,005
Property, plant and equipment, net	6,262	6,394
Intangible assets, net	9,052	9,552
Other assets	159	167
TOTAL ASSETS	$61,712	$63,364

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long term debt	$1,600	$1,600
Accounts payable	3,866	4,082
Accrued expenses	1,710	1,737
Accrued salaries and wages	1,878	1,824
Total Current Liabilities	9,054	9,243
Long-term debt, net of current maturities	9,000	10,200
Accrued income taxes	190	169
Total Liabilities	18,244	19,612
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,049,243 and 21,049,243 shares issued; and 19,020,359 and 19,419,076 shares outstanding, respectively	210	210
Additional paid-in capital	16,133	16,032
Retained earnings	37,059	35,554
	53,402	51,796
Less: Treasury Stock, at cost (2,028,884 and 1,630,167 shares, respectively)	(9,934)	(8,044)
TOTAL STOCKHOLDERS' EQUITY	43,468	43,752
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$61,712	$63,364

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended March 31,		Nine Months ended March 31,
	2015	2014	2015	2014

Net Sales	$17,894	$17,272	$54,801	$52,864
Cost of sales	12,548	11,955	38,097	37,427

Gross Profit	5,346	5,317	16,704	15,437
Selling, general and administrative expenses	4,869	4,568	14,885	13,944

Operating income	477	749	1,819	1,493
Other expense:
Interest	52	59	161	239
Other, net	4	4	2	10

Income before taxes	421	686	1,656	1,244
Income taxes	26	36	151	103

Net income	$395	$650	$1,505	$1,141

Net Income per share:
Basic	$0.02	$0.03	$0.08	$0.06
Diluted	$0.02	$0.03	$0.08	$0.06
Weighted average number of shares outstanding:
Basic	19,096,000	19,416,000	19,225,000	19,382,000
Diluted	19,073,000	19,471,000	19,229,000	19,419,000

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands)

	Three months ended March 31,		Nine months ended March 31,
	2015	2014	2015	2014

Net income (GAAP)	$395	$650	$1,505	$1,141
Add back provision for income taxes	26	36	151	103
Add back interest and other expense	56	63	163	249

Operating Income (GAAP)	477	749	1,819	1,493
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	167	195	500	586
Add back stock-based compensation expense	--	11	101	17

Adjusted non-GAAP operating income	644	955	2,420	2,096
Add back depreciation and other amortization	226	245	643	691
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$870	$1,200	$3,063	$2,787

Adjusted EBITDA* per Diluted Share	$0.05	$0.06	$0.16	$0.14

Weighted average number of Diluted Shares outstanding	19,073,000	19,471,000	19,229,000	19,419,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

Contacts:
Investor Relations
KCSA Strategic Communications
Todd Fromer / Phil Carlson
212-896-1215 / 1233
napco@kcsa.com

Media
KCSA Strategic Communications
Jon Goldberg
212-896-1282
napco@kcsa.com